Exhibit (99.2)

ISSN 1718-8369

V o l u me 5, n u m b e r 1 2	J u l y 0 8 , 2 0 1 1
PRELIMINARY AS AT MARCH 31, 2011

Note to readers: Preliminary results for 2010-2011

The results published on July 08, 2011 regarding the fiscal year ended March 31, 2011 are preliminary. These preliminary results will be reviewed to reflect additional information obtained until the time the financial statements are closed as well as changes in presentation following the implementation of new special funds, as indicated on page 5 of this monthly report. The final results will be presented this fall in the 2010-2011 Public Accounts.

Highlights for March 2011

❑	Budgetary revenue in March amounts to $6.8 billion, up $1.1 billion compared to last year. Own-source revenue amounts to $5.5 billion while federal transfers stand at $1.3 billion.

❑	Program spending amounts to $7.2 billion, up $134 million compared to last year. Debt service amounts to $715 million, up $144 million compared to March 2010.

❑

A deficit of $862 million was posted in March 2011. Taking into account the $97 million deposited in the Generations Fund and the retention of the $300-million contingency reserve stipulated in the budget to cover any risk resulting from the closing of the financial statements, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.3 billion.

On the basis of the cumulative results as at March 31, 2011, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to a deficit of $3.7 billion. This is an improvement compared with the deficit of $4.2 billion forecast in the 2011-2012 Budget tabled March 17.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	March			April to March		Budget 2011-2012
	2010	[1]	2011	2009-2010	2010-2011	2010-2011	[2]	Forecast Growth %
BUDGETARY REVENUE
Own-source revenue	4 507		5 525	47 994	51 498	51 124		6.5
Federal transfers	1 208		1 291	15 161	15 415	15 451		1.9
Total	5 715		6 816	63 155	66 913	66 575		5.4
BUDGETARY EXPENDITURE
Program spending including FINESSS[3]	- 7 096		- 7 230	- 61 579	- 63 502	- 63 499		3.1
Debt service	- 571		- 715	- 6 117	- 6 986	- 6 934		13.4
Total	- 7 667		- 7 945	- 67 696	- 70 488	- 70 433		4.0
NET RESULTS OF CONSOLIDATED ENTITIES[4]	1 381		267	1 601	969	690		—
DEFICIT	- 571		- 862	- 2 940	- 2 606	- 3 168		—
Contingency reserve	—		- 300	—	- 300	- 300		—
BALANCED BUDGET ACT
Generations Fund[5]	- 84		- 97	- 725	- 760	- 732		—
Stabilization reserve	—		—	433	—	—		—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 655		- 1 259	- 3 232	- 3 666	- 4 200		—

1

For comparison purposes, monthly program spending for March 2010 has been adjusted to reflect a change made in 2010-2011 to the monthly expenditure allocation rates used by the Ministère de l’Éducation, du Loisir et du Sport for its networks.

2

For comparison purposes, budgetary revenue and expenditure are shown according to the structure of the 2010-2011 Budget. See the 2011-2012 Budget Plan on page A.18 for program spending and on pages C.11 and C.70 for own-source revenue.

3	Including the expenditures of the Fund to Finance Health and Social Services Institutions. The amount forecast for 2010-2011 is $180 million.
4	Non-budgetary organizations, special funds, the health and social services and the education networks, and the Generations Fund.
5	The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.

Cumulative results as at March 31, 2011

Budgetary balance

❑

For the period from April 2010 to March 2011, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $3.7 billion. On the basis of preliminary results, this is an improvement of $534 million compared with the deficit forecast in the 2011-2012 Budget tabled March 17. In addition, this balance includes a $300-million contingency reserve until the results of the year are final.

Budgetary revenue

❑	As at March 31, 2011, budgetary revenue amounts to $66.9 billion, $3.8 billion more than as at March 31, 2010.

	—	Own-source revenue stands at $51.5 billion, $3.5 billion more than last year, due in particular to the good performance of the economy and employment.

	—	Federal transfers amount to $15.4 billion, up $254 million compared to March 31, 2010.

Budgetary expenditure

❑	For 2010-2011, budgetary expenditure amounts to $70.5 billion, an increase of $2.8 billion, or 4.1%, compared to last year.

—	Program spending rose $1.9 billion, or 3.1%, and stands at $63.5 billion.

	–	The most significant changes are in the Health and Social Services ($1 billion), Education and Culture ($350 million) and Support for Individuals and Families ($203 million) missions.

	–	The growth forecast for 2010-2011 in the budget last March 17 is 3.1% on a comparable basis[1].

—	Debt service amounts to $7 billion, up $869 million or 14.2% compared to last year.

Consolidated entities

❑	As at March 31, 2011, the net results of consolidated entities show a surplus of $969 million.

—	Revenue dedicated to the Generations Fund amounts to $760 million.

Net financial requirements

❑

As at March 31, 2011, consolidated net financial requirements stand at $5.5 billion, a decrease of $161 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

1 See page A.18 of the 2011-2012 Budget Plan.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	March				April to March
	2010	[1]	2011	Change	2009-2010	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	4 507		5 525	1 018	47 994	51 498	3 504
Federal transfers	1 208		1 291	83	15 161	15 415	254
Total	5 715		6 816	1 101	63 155	66 913	3 758
BUDGETARY EXPENDITURE
Program spending including FINESSS	- 7 096		- 7 230	- 134	- 61 579	- 63 502	- 1 923
Debt service	- 571		- 715	- 144	- 6 117	- 6 986	- 869
Total	- 7 667		- 7 945	- 278	- 67 696	- 70 488	- 2 792
NET RESULTS OF CONSOLIDATED ENTITIES	1 381		267	- 1 114	1 601	969	- 632
DEFICIT	- 571		- 862	- 291	- 2 940	- 2 606	334
Consolidated non-budgetary surplus (requirements)	2 293		1 144	- 1 149	- 2 748	- 2 921	- 173
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 722		282	- 1 440	- 5 688	- 5 527	161

1     For comparison purposes, monthly program spending for March 2010 has been adjusted to reflect a change made in 2010-2011 to the monthly expenditure allocation rates used by the Ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	March			April to March
			Change			Change
Revenue by source	2010	2011	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 034	1 645	59.1	17 352	18 846	8.6
Contributions to Health Services Fund	613	766	25.0	5 796	6 120	5.6
Corporate taxes	970	773	- 20.3	3 878	3 945	1.7
Consumption taxes	1 040	1 475	41.8	13 527	14 936	10.4
Other sources	259	347	34.0	2 563	2 933	14.4
Total own-source revenue excluding government enterprises	3 916	5 006	27.8	43 116	46 780	8.5
Revenue from government enterprises	591	519	- 12.2	4 878	4 718	- 3.3
Total own-source revenue	4 507	5 525	22.6	47 994	51 498	7.3
Federal transfers
Equalization	697	713	2.3	8 355	8 553	2.4
Health transfers	341	363	6.5	4 148	4 309	3.9
Transfers for post-secondary education and other social programs	134	124	- 7.5	1 461	1 455	- 0.4
Other programs	36	91	1 52.8	1 197	1 098	- 8.3
Total federal transfers	1 208	1 291	6.9	15 161	15 415	1.7
BUDGETARY REVENUE	5 715	6 816	19.3	63 155	66 913	6.0

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	March				April to March
Expenditures by mission	2010	[1]	2011	Change %	2009-2010	2010-2011	Change %
Program spending including FINESSS
Health and Social Services	2 844		3 227	13.5	27 467	28 494	3.7
Education and Culture	1 701		1 536	- 9.7	15 472	15 822	2.3
Economy and Environment	1 194		1 064	- 10.9	7 731	7 860	1.7
Support for Individuals and Families	533		599	12.4	5 721	5 924	3.5
Administration and Justice	824		804	- 2.4	5 188	5 402	4.1
Total program spending	7 096		7 230	1.9	61 579	63 502	3.1
Debt service	571		715	25.2	6 117	6 986	14.2
BUDGETARY EXPENDITURE	7 667		7 945	3.6	67 696	70 488	4.1

1    For comparison purposes, monthly program spending for March 2010 has been adjusted to reflect a change made in 2010-2011 to the monthly expenditure allocation rates used by the Ministère de l’Éducation, du Loisir et du Sport for its networks.

2010-2011 program spending included in the March 2011 budget according to the presentation of the Public Accounts

❑            The presentation of the results in the 2010-2011 Public Accounts that will be published in the fall of 2011 will reflect the creation of the Fund to Finance Health and Social Services Institutions (FINESSS) and the Land Transportation Network Fund (FORT). These funds were created by statute in the spring of 2010 to better finance their activities.

❑            The amount of program spending included in the 2011-2012 Budget for 2010-2011, i.e. $63 499 million appearing in this report, amounts to $61 326 million taking these changes into account. This reclassification has no impact on the budget balance.

❑            It should be noted that the creation of the Agence du revenu du Québec will not change the presentation of the 2010-2011 Public Accounts since it was implemented on April 1, 2011.

2010-2011 PROGRAM SPENDING INCLUDED IN THE MARCH 2011 BUDGET ACCORDING TO THE PRESENTATION OF THE PUBLIC ACCOUNTS
(millions of dollars)

	2009-2010	2010-2011

Program spending Basis comparable with the 2010-2011 Budget[1]	61 579	63 499
% change		3.1

Less:
Fund to Finance Health and Social Services Institutions (FINESSS)[1]	—	180

Land Transportation Network Fund (FORT)[2]	1 715	1 993

Program spending 2010-2011 structure according to the presentation of the Public Accounts	59 864	61 326

% change		2.4

1    Source 2011-2012 Budget, page A.18, Table A.6.

2    Source 2011-2012 Budget, page C.71.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.